RBC BEARINGS INCORPORATED EXECUTIVE OFFICER PERFORMANCE
BASED COMPENSATION PLAN.

1. Purpose. The purpose of the Executive Officer Performance Based Compensation Plan (the "Plan") is to attract and retain key executives for RBC Bearings Incorporated, a Delaware corporation (the "Company"), and its Subsidiaries and to provide such persons with incentives and rewards for superior performance. Incentive bonus payments and Restricted Stock Grants made under the Plan are intended to constitute qualified "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Regulations promulgated there under, and the Plan shall be construed consistently with such intention.

2. Definitions. As used in this Plan,

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an "outside director" for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

"Eligible Executive" means the Company's Chief Executive Officer and any other designated executive officer of the Company that in the Committee's judgment could, in the absence of the Plan, be paid compensation the deductibility of which, to the Company, could be limited by Section 162(m) of the Code.

"Incentive Bonus" shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.

"Restricted Stock Grant" shall mean, for each Eligible Executive, a grant of restricted stock pursuant to the Company’s 2005 Long Term Incentive Plan determined by the Committee pursuant to Section 5 below.

"Management Objectives" means the achievement of a Performance Measure or Measures established pursuant to this Plan for Eligible Executives consistent with the principals approved by the Committee and described in the Company’s Annual Proxy to Stockholders under “Compensation Discussion and Analysis” .  Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Company or Subsidiary in which the Eligible Executive is employed. Performance Measures” shall mean for a fiscal year any one or combination of the following: “Cash Flow,” “Cumulative Earnings Per Share Growth,” “Customer Service Levels”, “Debt (Net Debt) to Capital,” Development of Human Resources”, “EBIT,” “EBIT Margins,” “EBITDA,” “EBITDA Margins,” “Earnings Per Employee,” “Earnings Per Share,” “Free or Excess Cash Flow,” “Free or Excess Cash Flow Per Share,” “Interest Coverage Ratio,” “Leverage Ratio,” “Net Income,” “Net Profit Margin,” “Operating Cash Flow,” “Operating Income,” “Operating Margins,” “Pre-Tax Profit,” “Pre-Tax Profit Margin,” “Profit Margin,” “Return on Capital,” “Return on Net Assets,” “Return on Total Assets,” “Return on Equity,” “Sales”, “Sales Growth,” “Sales Per Employee,” “Total Return to Stockholders,” “U.S. Gross Domestic Product”,  “Working Capital,” and “Working Capital as a Percent of Net Sales” as the Committee defines them and determines from time to time with respect to such fiscal year; provided such determination would not subject any Incentive Award to Section 162(m). Performance Measures can also be used on a continuing operations basis instead of a total Company basis as determined by the Committee.

"Regulations" mean the Treasury Regulations promulgated under the Code, as amended from time to time.

 “Section 162(m)” shall mean Section 162(m) of the Code, and the Regulations, all as amended from time to time

"Subsidiary" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable and Restricted Stock Grants to each Eligible Executive upon the achievement of the specified Management Objectives.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion. Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

5. Awards.

(a) Not later than the 90th day of each fiscal year of the Company, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) and Restricted Stock Grants upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment or Restricted Stock Grant will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus or Restricted Stock Grant would continue to constitute qualified "performance-based compensation" for purposes of Section 162(m) of the Code.

(b) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $3,000,000.

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall a Restricted Stock Grant to an Eligible Executive under the Plan for a year exceed 100,000 shares.

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid and Restricted Stock Grants to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

7. Payment of Incentive Bonuses, Timing of Restricted Stock Grants. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid and Restricted Stock Grants made as determined by the Committee.

8. No Right to Bonus or Restricted Stock Grants for Continued Employment. Except as separately stated pursuant to a written agreement, neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or Restricted Stock Grant or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary of the Company.

9. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus or Restricted Stock Grant.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

11. Effective Date. Subject to its approval by the stockholders, this Plan shall remain effective until the first stockholders' meeting in 2016, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

12. Term. The Plan shall be effective as of April 3, 2011 (the “Effective Date”), and shall be applicable for fiscal year 2012 and all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 15.

13. Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

14. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

15. Amendment or Termination. The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive Award or Restricted Stock Grant for which performance goals have been established but which has not yet been earned or paid.

16. No Assignment. The rights hereunder, including without limitation rights to receive an Incentive Award or Restricted Stock Grant, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company.

17. The Company. For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

18. No Right to Employment. The designation of an employee as a Participant or grant of an Incentive Award or Restricted Stock Grant shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

19. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable federal law.

20. No Trust. Neither the Plan nor any Incentive Award or Restricted Stock Grant shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award or Restricted Stock Grant, such right shall be no greater than the right of any unsecured general creditor or stockholder of the Company as the case may be.

21. Section 162(m). It is the intention of the Company that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

22. Stockholder Approval. To the extent required by Section 162(m), this Plan shall be submitted for approval to the stockholders of the Company at the Company’s 2011 Annual Meeting of Stockholders and shall be resubmitted to such stockholders periodically as required by Section 162(m).